Exhibit 5.1

November 21, 2008

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Re:	Registration Statement on Form S-3 Under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as counsel to ONEOK, Inc., an Oklahoma corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of Eight Million (8,000,000) shares (the “Shares”) of the Common Stock, par value $0.01 per share, of the Company (“ONEOK Common Stock”) for sale under the Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”), as more fully described in the Registration Statement.

In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation, and the Amended and Restated By-laws of the Company; (c) the Plan; (d) the corporate actions taken by the Board of Directors of the Company; and (e) such other corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or produced copies. As to the facts upon which this opinion is based, we have relied upon certificates and written statements of officers, directors, employees and representatives of, and accountants for, the Company. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon and subject to the foregoing, we are of the following opinions:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

2. The filing of the Registration Statement has been duly authorized by the proper corporate action on the part of the Company.

3. When the Shares to be issued under the Plan are issued and delivered by the Company upon receipt of the consideration therefor as provided in the Plan and otherwise in accordance with resolutions of the Company’s Board of Directors authorizing the formation of the Plan and the registration of the Shares, the Plan and the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Oklahoma and the federal law of the United States of America. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Each of the matters set forth in this letter is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any of the matters set forth herein or in any matters upon which the opinions and views set forth in this letter are based.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ GableGotwals

GABLEGOTWALS